Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of August 1, 2013 (the “Effective Date”) by and between HMH Holdings (Delaware), Inc. (or any successors thereto) (“HMH” or “Company”), and Linda K. Zecher (“Executive”) (each, a “party” and together, the “parties”).

RECITALS

WHEREAS, Executive has been employed as the President and Chief Executive Officer of the Company since on or about September 1, 2011; and

WHEREAS, the Company and Executive wish to continue such employment on what is intended to be a long term basis, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

1.	Employment.

1.1	Position and Duties.

HMH hereby agrees to employ Executive as its President and Chief Executive Officer, and Executive hereby accepts such employment, on the terms and conditions set forth herein. Executive shall have such responsibilities, powers and duties as may from time to time be prescribed by the Board of Directors of HMH (the “Board”), provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such position at comparable companies or as may be reasonably required by the conduct of HMH’s business. Executive shall report to the Board during the Term.

1.2	Term.

The initial term of employment under this Agreement shall be three (3) years commencing on the Effective Date, unless terminated prior thereto or extended in accordance with the provisions of this Agreement. The initial 3 year term shall be automatically extended for successive one-year periods beginning on the third anniversary of the Effective Date unless either party provides written notice to the other at least ninety (90) days prior to the third anniversary of the Effective Date or any anniversary thereof, of its/her intention not to extend this Agreement for the following year. The terms and conditions of this Agreement shall apply to any one-year extension of this Agreement, except as may be agreed upon in writing by Executive and the Company. The initial 3 year term, along with any successive terms, shall collectively be referred to as the “Term” in this Agreement.

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1.3	Board Seat.

Executive shall serve as a member of the Board during the Term.

2.	Compensation.

2.1	Signing Bonus.

Executive received One Million Dollars ($1,000,000) as a signing bonus on August 12, 2013. For the avoidance of doubt, this payment shall not be subject to any clawback or recoupment of payments, whether in any Company plan, policy or otherwise.

2.2	Base Salary.

Executive’s initial base salary shall be Eight Hundred Fifty Thousand Dollars ($850,000) per year, increasing to Nine Hundred Thirty-Five Thousand Dollars ($935,000) per year on January 1, 2014. The Base Salary shall be payable in accordance with the Company’s standard payroll practices. The Base Salary shall be subject to review by the Company’s Compensation Committee and may be increased, but not decreased, from time to time, in the sole discretion of the Company. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

2.3	Incentive Compensation.

Executive shall be eligible to receive an annual bonus (the “Bonus”) targeted at one hundred twenty-five percent (125%) of the Base Salary (the “Target Bonus”), subject to the achievement of performance objectives to be determined by the Company’s Compensation Committee. The actual Bonus, if any, will be paid within two and a half (2  1⁄2) months after the end of the Company’s fiscal year in which the Bonus is earned.

2.4	New RSU Grant.

The Company shall grant Executive 55,000 restricted stock units (the “RSUs”) as soon as practicable following full execution of this Agreement using the form of restricted stock unit agreement attached hereto as Exhibit A.

2.5	Additional Equity Grants.

Executive shall be eligible to receive additional equity awards under the HMH Holdings (Delaware), Inc. 2012 Management Incentive Plan (or its successor) (the “MIP”), in the sole discretion of the Company, on terms customarily used by the Company for such grants subject to modifications to comply with the terms of this Agreement regarding equity award vesting.

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2.6	Additional Provisions Regarding Equity Grants.

Executive shall be permitted to exercise stock options by authorizing the Company to withhold whole shares of the Company’s common stock that would otherwise be delivered upon the exercise thereof, having an aggregate fair market value, determined as of the exercise date, equal to the amount necessary to satisfy payment of the applicable exercise price. Executive shall also be permitted to meet withholding tax obligations with respect to any equity award granted to her under the MIP or otherwise by directing the Company to withhold whole shares of the Company’s common stock that would otherwise be delivered upon exercise, vesting or settlement thereof, having an aggregate fair market value, determined as of the date of the obligation to withhold or pay, equal to the minimum withholding tax obligations in connection with such award. If the fair market value of a share of the Company’s common stock exceeds the per share exercise price of a vested stock option or base price of a vested stock appreciation right, as applicable, granted to her under the MIP or otherwise, at the end of the term of such award (i.e., on the last available date of exercise), such award shall automatically be exercised without the requirement of any further action by Executive, and the Company shall be authorized to satisfy any minimum required withholding tax obligations in the manner described above.

2.7	Fringe Benefits; Vacation; Expense Reimbursement.

Pursuant to the Company’s benefit policies and expense reimbursement guidelines, Executive shall be eligible for all standard benefits generally offered to the Company’s senior executives, including, without limitation, coverage under the Company’s group health insurance and retirement plans and coverage under the Company’s Directors and Officers liability insurance policy, and reimbursement of business expenses in accordance with HMH policy, provided that Executive submits all required expense forms and supporting documentation in a manner set forth in such policy. The Company and the Executive are parties to an indemnification agreement dated September 19, 2011, which is attached as Exhibit B. Executive also shall be eligible for four (4) weeks of paid vacation per year subject to the terms and conditions of applicable Company policies as in effect from time to time.

3.	Duties and Obligations of Executive.

3.1	Devotion to Company Business.

During the Term, Executive shall devote substantially all her entire time, effort, and attention to the business of the Company and to the diligent and competent performance of her duties (other than vacations and approved leaves of absence), and shall not engage in any other business or activity, whether or not for profit, and whether or not any such business or activity is remunerated or results in pecuniary advantage, except for such religious, charitable or other community activities, and serving on the board of one for-profit entity, as may be approved by the Board.

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3.2	Confidentiality Agreements

As a condition to this Agreement, Executive must sign the Company’s Confidentiality and Intellectual Property Agreement and the Non-Competition and Non-Solicitation Agreement (collectively, the “Confidentiality Agreements”) attached hereto as Exhibit C.

4.	Termination Provisions.

4.1	Termination Payments.

Executive or HMH may terminate this Agreement at any time or for any or no reason. Subject to Sections 4.3, 4.4 and 8 below, Executive shall be entitled to receive the following payments upon termination of employment during or upon expiration of the Term:

(a) Resignation without Good Reason; Termination for Cause. If the Company terminates Executive’s employment for Cause (as defined in Section 4.2 below) or Executive terminates employment without Good Reason (as defined in Section 4.2 below) during the Term, then Executive shall only be entitled to receive any then unpaid Base Salary through the date of employment termination, payment of any Bonus earned with respect to the prior fiscal year but not yet paid (payable in accordance with Section 2.3), accrued but unused vacation in accordance with HMH policy, reimbursement for any unreimbursed expenses through the date of employment termination and any benefits accrued and vested under HMH plans and programs (including the MIP) through the date of termination in accordance with the terms of such plans and programs (collectively, the “Accrued Amounts”). For the avoidance of doubt, Executive shall not be paid any Bonus or other incentive compensation for the fiscal year in which such termination occurs.

(b) Resignation for Good Reason; Termination without Cause. If the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason during the Term, Executive shall be entitled to receive the following severance payments in addition to the Accrued Amounts:

(i) monthly severance payments during the period from the date of Executive’s employment termination until the date twelve (12) months after the effective date of the termination (the “Twelve Month Severance Period”) equal to the monthly Base Salary which Executive was receiving immediately before employment termination (determined after disregarding any reduction in Base Salary that constitutes Good Reason);

(ii) a lump-sum payment immediately upon expiration of the Twelve Month Severance Period equal to twelve (12) months’ Base Salary which Executive was receiving immediately before employment termination (determined after disregarding any reduction in Base Salary that constitutes Good Reason);

(iii) a lump sum cash payment equal to the prorated amount of the full-year Bonus Executive would have received under Section 2.3 for the fiscal year in which the

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termination occurs, if any, calculated by multiplying the amount that would have been paid based on the extent to which performance goals have been achieved in respect of the fiscal year in which the termination occurs as certified by the Compensation Committee or Board, as applicable, by a fraction, the numerator of which is the number of days during such fiscal year through the end of the month in which Executive was employed by the Company (or a successor corporation) and the denominator of which is 365, with any such prorated Bonus to be paid in accordance with Section 2.3;

(iv) a lump sum payment upon employment termination in an amount that, after applicable income and employment taxes calculated at the applicable maximum rate, is equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for a period of twelve (12) months following Executive’s termination of employment, which payment will be made thirty (30) days after employment termination regardless of whether Executive elects COBRA continuation coverage; and

(v) immediate accelerated vesting of the portion of any then unvested equity awards that would have vested assuming for such purpose that Executive had completed an additional 12 months of employment; provided, however, that one hundred percent (100%) immediate accelerated vesting of any then unvested equity awards shall apply in the event that such employment termination occurs during the Change in Control Protection Period (as defined in the CIC Severance Plan (as defined in Section 4.4 below)). For the avoidance of doubt, the New RSUs described in Section 2.4 above shall immediately vest in full on a termination of employment without Cause or for Good Reason at any time.

(c) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability (as defined in Section 4.2 below) or Executive’s employment terminates due to her death during the Term, then Executive shall not be entitled to receive severance or other benefits except for (i) the Accrued Amounts and (ii) a lump sum cash payment equal to the prorated amount of the full-year Bonus Executive would have received under Section 2.3 for the fiscal year in which the termination occurs, calculated by multiplying the amount that would have been paid based on the extent to which performance goals have been achieved in respect of the fiscal year in which the termination occurs as certified by the Compensation Committee or Board, as applicable, by a fraction, the numerator of which is the number of days during such fiscal year through the end of the month in which Executive was employed by the Company (or a successor corporation) and the denominator of which is 365, with any such prorated Bonus to be paid in accordance with Section 2.3.

(d) Expiration. If HMH provides written notice of its election not to extend the Term as provided in Section 1.2 above, the subsequent expiration of the Term shall be treated as a termination of Executive’s employment by the Company without Cause, and Executive shall be entitled to the compensation provided for and payable in accordance with Section 4.1(b) above; provided, however, that if HMH elects not to extend the Term for reasons that would constitute Cause for employment termination, then expiration of the Term shall be considered a termination of Executive’s employment for Cause, and Executive shall be entitled to the compensation provided for in Section 4.1(a) above.

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4.2	Definition of Terms.

The following terms referred to in this Agreement shall have the following meanings:

(a) Affiliate. “Affiliate” shall have the meaning provided in the CIC Severance Plan (as defined below).

(b) Cause. “Cause” shall mean (i) Executive’s commission of, or guilty plea or plea of no contest to, a felony (or its equivalent under applicable law) or any crime that involves moral turpitude, (ii) conduct by Executive that constitutes fraud or embezzlement or any acts of intentional dishonesty in relation to her duties hereunder, (iii) Executive having engaged in gross negligence, bad faith or intentional misconduct which causes, or in the reasonable judgment of the Company, is likely to cause, either reputational or economic harm to the Company or its Affiliates, (iv) Executive’s continued refusal to substantially perform her essential duties hereunder, which refusal is not cured, if curable, within ten (10) days after written notice from the Board (which notice specifies in reasonable detail the grounds constituting Cause under this subclause), or (v) Executive’s material breach of her obligations under any written Company policy, including any code of conduct, which is not cured, if curable, within ten (10) days after the Company notifies Executive of such breach (which notice specifies in reasonable detail the grounds constituting Cause under this subclause). For avoidance of doubt, “Cause” shall not include (i) below par or below average financial performance, in and of itself, (ii) traffic violations, (iii) expense reimbursement disputes when Executive acts in reasonable good faith and (iv) acting in good faith upon advice of Company’s legal counsel.

(c) Disability. “Disability” shall mean total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code unless HMH maintains a long-term disability plan at the time of Executive’s termination, in which case a determination that Executive is “permanently disabled” under such plan shall also be considered “Disability” for purposes of this Agreement.

(d) Good Reason. “Good Reason” shall mean Executive’s voluntary termination, upon thirty (30) days prior written notice to the Company, after the occurrence of any one of the following events without the written consent of Executive: (i) a material reduction or change in job duties, responsibilities and requirements materially inconsistent with Executive’s position with the Company and Executive’s prior duties, responsibilities and requirements (including, for example, but not by way of limitation, a material reduction due to the Company becoming part of a larger entity, unless Executive receives substantially the same level of job duties, responsibilities and requirements with respect to the total combined entity and not only with respect to the Company as a division, subsidiary or business unit of the total combined entity (e.g., a material reduction as a result of the Chief Executive Officer of the Company not having the job duties, responsibilities and requirements as the Chief Executive Officer of the combined entity)); (ii) a material change in reporting relationship (i.e., not reporting directly to the board of directors of total combined entity as described above), (iii)

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Executive’s being required to relocate to a facility or location more than thirty (30) miles outside Boston, Massachusetts; or (iv) a material breach of this Agreement, including but not limited to failure to pay compensation and benefits due under this Agreement; provided, however, that a voluntary termination of Executive for any events listed under this Section 4.2(d)(i) through (d)(iv) shall not constitute “Good Reason” if such event or events are cured by the Company within thirty (30) days after receipt of written notice from Executive of Executive’s intent to terminate employment for Good Reason, provided, further, that Executive shall have ninety (90) days from the occurrence of the event that constitutes Good Reason to provide notice to the Company that Executive intends to resign for Good Reason and Executive’s resignation must be effective no later than six (6) months following the occurrence of the event that constitutes Good Reason.

4.3	Conditions to Receipt of Termination Payments.

As a condition to receiving the termination payments (other than the Accrued Amounts) under Section 4.1, Executive will be required to sign and not revoke a separation and release of claims agreement in substantially the form attached hereto as Exhibit D (the “Release”). The Release must become effective and irrevocable no later than the thirtieth (30th) day following Executive’s termination of employment (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, Executive will forfeit any right to the termination payments under Section 4.1 (other than the Accrued Amounts). In no event will such termination payments (other than the Accrued Amounts) be paid or provided until the Release becomes effective and irrevocable. Provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 8, the termination payments under Section 4.1(b)(i), (iv) and (v) will be paid, or in the case of installments, will commence on than the 30th day following Executive’s employment termination (the “Severance Start Date”) and any such termination payment otherwise scheduled to be paid to Executive during the period immediately following Executive’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to Executive on the Severance Start Date, with any such remaining termination payments to be made as provided according to the time of payment provisions set forth in Section 4 of this Agreement; provided further, that if Executive’s termination of employment occurs in one taxable year and the Release Deadline Date occurs in another taxable year, payments will not begin until the beginning of the second taxable year.

4.4	Coordination with Change in Control Plan.

In the event that Executive terminates employment in a manner that entitles her to severance benefits under Section 4.1(b) above and the severance benefits under the HMH Holdings (Delaware), Inc. Change in Control Severance Plan (or its successor) (the “CIC Severance Plan”), the following rules shall apply: (a) the cash payments provided for under the CIC Severance Plan shall be paid to Executive in lieu of the cash payments set forth in Sections 4.1(b)(i), (ii) and (iii) above, and (b) such cash payments shall be paid in the form of a single lump sum no later than 10 days after the Severance Start Date if Executive’s employment termination occurred on or within two years of a change in control (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) – otherwise, cash

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payments under the CIC Severance Plan shall be paid in the form and at the time set forth in Sections 4.1(b)(i), (ii) and (iii) above. The rights and obligations of the parties with respect to equity awards upon termination of employment shall be governed by the MIP and applicable award agreements, as modified by any specific provisions of this Agreement (such as Section 4.1(b)(v)). The terms and conditions set forth in the CIC Severance Plan as applicable to Executive shall not be terminated, amended or replaced by the Company at any time in a manner adverse to Executive without her consent.

4.5	Parachute Payments.

(a) Executive shall bear all expense of, and be solely responsible for, any excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”); provided, however, that in the event it shall be determined (as hereafter provided) that any payment or benefit whether paid or payable pursuant to the terms of this Agreement, the CIC Severance Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement (including without limitation payments or acceleration of vesting in respect of any equity-based or other award), or similar right (collectively, a “Payment”), to or for the benefit of Executive, would be subject to the Excise Tax, then the aggregate amount of the Payment payable to Executive shall be reduced to the greatest pre-tax amount of Payments that could be paid to Executive without causing Executive to become liable for any Excise Tax in connection therewith (the “Safe Harbor Amount”), but only if such reduction would result in a greater net payment to Executive than she would have received without such reduction but after paying the Excise Tax.

(b) As used in Section 4.5(a), the term “net payment” shall mean (i) the Payments which Executive receives or is then entitled to receive from the Company or its Affiliates that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by Executive with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in this Section 4.5(b)(i) above.

(c) All determinations under this Section 4.5 will be made by an accounting firm or law firm (the “280G Firm”) that is mutually agreed to by Executive and the Company prior to a change in ownership or control of a corporation (within the meaning of Treasury regulations under Section 280G of the Code). The 280G Firm shall be required to evaluate the extent to which payments are exempt from Section 280G as reasonable compensation for services rendered before or after the Change in Control (as defined in the CIC Severance Plan). All fees and expenses of the 280G Firm shall be paid solely by the Company. The Company will direct the 280G Firm to submit any determination it makes under this Section 4.5 and detailed supporting calculations to both Executive and the Company as soon as reasonably practicable.

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(d) If the 280G Firm determines that one or more reductions are required under this Section 4.5, the 280G Firm shall also determine which Payments shall be reduced (first from cash payments and then from non-cash benefits, in each such case first from amounts not subject to Section 409A of the Code and then from amounts subject to Section 409A of the Code, with the Payments that otherwise would be made last in time reduced first) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Company shall pay such reduced amount to Executive.

(e) As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section 4.5, it is possible that amounts will have been paid or distributed to Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to Executive (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or Executive, which assertion the 280G Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, Executive must repay the Overpayment to the Company, without interest; provided, however, that no loan will be deemed to have been made; and no amount will be payable by Executive to the Company unless, and then only to the extent that, such repayment would either reduce the amount on which Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify Executive and the Company of that determination, and the Company will promptly pay the amount of that Underpayment to Executive without interest.

(f) The parties will provide the 280G Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4.5 For purposes of making the calculations required by this Section 4.5, the 280G Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

5.	Successors and Assigns.

(a) This Agreement is personal to each of the parties hereto. Except as provided in Section 5(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

(b) The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to Executive.

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6.	Survival.

The respective obligations of, and benefits afforded to, the Company and Executive which by their express terms or clear intent survive termination of Executive’s employment with the Company will survive termination of Executive’s employment with the Company, and will remain in full force and effect according to their terms.

7.	Notices.

Any notice or communications required or permitted to be given to the parties hereto shall be delivered personally or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or at such other addresses the parties may have substituted by notice pursuant to this Section:

To the Company:

William F. Bayers

HMH Holdings (Delaware), Inc.

Executive Vice President & General Counsel

222 Berkeley Street

Boston, MA 02116

To Executive:

To Executive’s last known address on file with the Company

8.	Limitations under Code Section 409A.

8.1	Deferred Compensation.

Notwithstanding anything in this Agreement to the contrary, if (i) on the date of Executive’s “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”), any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code), (ii) Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (iii) the payments or benefits provided to Executive from the Company on account of Executive’s Separation from Service, to the extent such payments or benefit (after taking into account all exclusions applicable to such payments or benefits under Section 409A of the Code) is properly treated as “deferred compensation” subject to Section 409A and (iv) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code, as a result of such Separation from Service, Executive would receive any payment that, absent the application of this Section 8, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the first business day after the earliest of (A) six (6) months after Executive’s termination date, (B) Executive’s death or (C) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).

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8.2	Treatment of Terms.

Executive’s right to receive severance payments or benefits under this Agreement will be treated as a right to receive a series of separate payments under Treasury Regulations Section 1.409A-2(b)(2)(iii). Each payment shall not be considered deferred compensation subject to Section 409A if qualifies as either a short-term deferral under Treasury Regulation Section 1.409A-1(b)(4) or as separation pay under Treasury Regulation Section 1.409A-1 (b)(9)(iii). Notwithstanding anything in this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “deferred compensation” under Section 409A of the Code, references to Executive’s “termination of employment” (and corollary terms) with HMH will be construed to refer to Executive’s Separation from Service with HMH.

8.3.	Reimbursement.

To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A of the Code, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year will not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) reimbursement of any such expense will be made by no later than December 31 of the year following the calendar year in which such expense was incurred; and (iii) Executive’s right to receive such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit.

8.4.	Amendment.

It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

9.	Miscellaneous.

9.1	Governing Law.

This Agreement, and all disputes or issues arising from or relating to the Company’s employment of Executive, shall be governed, construed, and enforced by Massachusetts law, without regard to the choice of law rules of any jurisdiction. To the extent any lawsuit is permitted under this Agreement, Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in Massachusetts for any lawsuit filed against Executive by the Company.

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9.2.	Amendment.

This Agreement may only be modified or amended in a writing that specifically states the intent to modify or amend this Agreement and that is signed by both Executive and the Chairman of the Board or its Compensation Committee.

9.3	Voluntary Agreement.

By executing this Agreement, each party represents that she or it has been given the opportunity to fully review, comprehend and negotiate the terms of this Agreement. Each party understands the terms of this Agreement, and freely and voluntarily signs it.

9.4	Withholdings.

All payments made or payable under this Agreement, including all severance payments, shall be subject to customary or legally required withholdings and authorized deductions.

9.5	Severability.

The terms and provisions of this Agreement are intended to be separate and divisible provisions and if, for any reason, any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of this Agreement shall remain fully enforceable and neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties that the limitations set forth in this Agreement be reasonable in all respects. If for any reason any court of competent jurisdiction finds any provisions of this Agreement to be void or voidable, Executive and the Company agree that the court should reform such provision(s) to render the provision(s) enforceable ensuring that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law.

9.6	Integration.

This Agreement, together with all other documents referenced herein including the Exhibits, sets forth the complete and entire agreement of the parties with respect to the subject matter hereof and it supersedes and replaces in full (a) the agreement dated as of September 1, 2011, by and between Executive and HMH, (b) the employment term sheet effective as of August 1, 2013, by and between the Executive and HMH and (c) all other agreements, prior representations, promises and statements made between Executive and HMH (or any representative or Board member thereof), except as expressly provided herein.

9.7	Waiver.

No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel. No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

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9.8	Construction.

Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular.

9.9	Conflicts with Policies or Prior Agreements.

Without limiting the generality of Section 9.6 of this Agreement, to the extent that this Agreement contradicts, is inconsistent or in conflict with any Company plan, policy or agreement between or among any or all of the parties, this Agreement supersedes any conflicting or inconsistent provision of any such plan, policy or agreement and is controlling to the extent necessary to resolve such conflict or inconsistency. The CIC Severance Plan and the MIP shall apply with respect to Executive only after giving full effect to the terms of this Agreement, including, without limitation, application of the parachute payment provisions under Section 4.5 of this Agreement. In addition, for purposes of applying the provisions of the CIC Severance Plan and the MIP as applied to Executive, the terms “Good Reason,” “Cause” and “Disability” as used therein shall have their respective meanings as set forth in this Agreement (in lieu of the definitions for such terms set forth in the CIC Severance Plan). For the sake of clarity, any and all provisions in any Company plan, policy or agreement that are not inconsistent with this Agreement shall remain valid and binding and in full force and effect.

9.10	No Deference for CIC Severance Plan Determinations.

Notwithstanding anything to the contrary in the CIC Severance Plan, any judicial review of any determination by the Company or Plan Administrator (as defined in the CIC Severance Plan) under the CIC Severance Plan as applied to Executive shall be de novo and without deference to any such determination.

9.11	Execution in Counterparts.

To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered effective as of the day and year first written above.

EXECUTIVE	HMH

HMH Holdings (Delaware), Inc.
/s/ Linda K. Zecher
Linda K. Zecher	By:	/s/ William F. Bayers
	Its:	Executive Vice President, Secretary and General Counsel

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EXHIBIT A

Form of RSU Agreement

Linda K. Zecher

HMH HOLDINGS (DELAWARE), INC.

2012 MANAGEMENT INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD NOTICE

HMH Holdings (Delaware), Inc. (the “Company”) has previously established the HMH Holdings (Delaware), Inc. 2012 Management Incentive Plan (the “Plan”) and, pursuant thereto, the Company desires to grant to the Person identified on Schedule I hereto (the “Grantee”) Restricted Stock Units (“RSUs”) with respect to the Company’s common stock, $0.01 par value per share (“Common Stock”), as of August 1, 2013 (the “Grant Date”), subject to the terms and conditions set forth in this notice (“Award Notice”).

1. Award. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Grantee that number of RSUs as set forth on Schedule I attached hereto (the “Award”). The Award shall be credited to a separate book-entry account maintained for the Grantee on the books of the Company. The Award shall vest and be settled in accordance with Section 2 hereof.

2.	Terms and Conditions.

(a) The Award shall be one hundred percent (100%) unvested as of the Grant Date. Except as otherwise provided in the Plan and this Award Notice, the Award shall vest and become non-forfeitable in equal increments on each of the first, second and third anniversaries of the Grant Date (each, a “Vesting Date”), provided that the Grantee remains in continuous service with the Company or any of its Subsidiaries on the applicable Vesting Date. In the event that the Grantee’s continuous service is terminated by the Company for Cause or by the Grantee’s voluntary resignation (other than for Good Reason), the Grantee shall forfeit the unvested Award as of the Grantee’s termination date. In the event that the Grantee’s continuous service is terminated by the Company without Cause, by the Grantee for Good Reason, due to the Grantee’s Disability or due to the Grantee’s death, the unvested Award shall become immediately fully vested as of the Grantee’s termination date.

(b) Notwithstanding the foregoing, in the event that a Change in Control occurs during the Grantee’s continuous service with the Company, the unvested Award shall become immediately fully vested as of the date of such Change in Control.

(c) Within 5 business days following each Vesting Date (or, if applicable, an earlier vesting date under Section 2(a) or (b)), the Company shall settle the Award and shall therefore, subject to any required tax withholding and the execution of any required documentation, (i) issue and deliver to the Grantee one share of Common Stock for each RSU (the “RSU Shares”) (and, upon such settlement, the RSUs shall cease to be credited to the account) and (ii) enter the Grantee’s name as a shareholder of record with respect to the RSU Shares on the books of the Company. Alternatively, the Committee may, in its sole discretion, elect to pay cash or part cash and part RSU Shares in lieu of settling the vested RSUs solely in RSU Shares. If a cash payment is made in lieu of delivering RSU Shares, the amount of such payment shall be equal to the Fair Market Value as of the Vesting Date of the RSU Shares less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld.

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(d) If on any date that RSUs remain outstanding, dividends are paid by the Company on outstanding shares of its Common Stock (“Shares”) (each, a “Dividend Payment Date”), then the Grantee’s account shall, as of each such Dividend Payment Date, be credited with an amount (each such amount, a “Dividend Equivalent Amount”) equal to the product of (i) the number of RSUs in the account as of the Dividend Payment Date and (ii) the per Share cash amount of such dividend (or, in the case of a dividend payable in Shares or other property, the per Share equivalent cash value of such dividend as determined in good faith by the Committee). On the Vesting Date, in connection with the settlement and delivery of RSU Shares as contemplated by Section 2(c), the Grantee shall be entitled to receive a payment, without interest, of an amount in cash equal to the accumulated Dividend Equivalent Amounts in respect of the RSU Shares so delivered.

(e) The Company shall have the right to require, prior to the issuance or delivery of any Shares or the payment of any cash pursuant to an Award made hereunder, payment by the Grantee of any federal, state, local or other taxes that may be required to be withheld or paid in connection with such Award. The Grantee may satisfy such withholding obligation by (i) paying such obligation in cash or (ii) allowing the Company to withhold whole Shares that would otherwise be delivered to the Grantee, having an aggregate Fair Market Value, determined as of the date the obligation to withhold or pay, equal to the minimum withholding taxes required in connection with an Award or by allowing the Company to withhold an amount of cash that would otherwise be payable to the Grantee, in the amount necessary to satisfy any such obligation At the sole discretion of the Committee, the Grantee may also satisfy such withholding obligation by delivering Shares.

3. Termination of Employment; Repurchase. Prior to the occurrence of an Initial Public Offering, in the event of a termination of the Grantee’s employment by the Company for Cause, the terms and conditions set forth in Article X of the Plan shall govern and control.

4. Non-Transferability. The Award is subject to the restrictions on transferability set forth in Section 9.3 of the Plan. In addition, with respect to any RSU Shares delivered upon settlement of the RSUs, the Grantee agrees to comply with any written holding requirement policy adopted by the Company for employees.

5. Rights as Shareholder. The Grantee shall have no rights as shareholder with respect to the Shares subject to the Award unless, until and to the extent that (a) the Company shall have issued and delivered to the Grantee the RSU Shares (via certificates or book entry notation) and (b) the Grantee’s name shall have been entered as a shareholder of record with respect to such RSU Shares on the books of the Company.

6. Adjustments. The Award granted hereunder is subject to adjustment pursuant to Section 3.2 of the Plan.

7. Applicable Securities Laws. Shares issued pursuant to the Award granted under this Award Notice shall not be sold or transferred unless either they first shall have been registered

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under the Securities Act or, upon request by the Company, the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

8. Notice. Every notice or other communication relating to this Award Notice shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Grantee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Grantee may be given to the Grantee personally or may be mailed to the Grantee’s address as recorded in the records of the Company or any Subsidiary.

9. Governing Law. This Award Notice shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

10. Plan. The terms and provisions of the Plan are incorporated herein by reference, a copy of which has been provided or made available to the Grantee. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Award Notice, the Plan shall govern and control. All capitalized terms not defined herein shall have the meaning ascribed to them as set forth in the Plan, except that the terms “Cause”, “Disability” and “Good Reason” shall have definitions given to them in the Employment Agreement, dated as of the Grant Date, by and between the Company and the Grantee.

11. Interpretation. Any dispute regarding the interpretation of this Award Notice shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be binding on the Company and the Grantee.

12. No Right to Continued Service. Nothing in this Award Notice shall be deemed by implication or otherwise to impose any limitation on any right of the Company or any Subsidiary to terminate the Grantee’s service.

13. Severability. Every provision of this Award Notice is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

14. Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Award Notice.

15. Market Standoff Agreement. If, in connection with the Initial Public Offering, the underwriters require that any officers and directors of the Company or its Subsidiaries agree not to effect any disposition of any equity security of the Company or its Subsidiaries or of any security convertible into or exchangeable or exercisable for any equity security of the Company or its Subsidiaries (in each case, other than as part of such underwritten public offering and other than the exercise of the Award granted hereunder), Grantee, if Grantee is then an officer or director of the Company or its Subsidiaries, agrees to execute the “market stand-off agreement” so required by the underwriters.

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16. Section 409A. It is intended that the Award be exempt from or comply with Section 409A of the Code and this Award Notice shall be interpreted consistent therewith.

17. Successors. The terms of this Award Notice shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

18. Entire Agreement. This Award Notice and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereof.

19. Counterparts. This Award Notice may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Award Notice to be executed by its duly authorized representative and the Grantee has executed this Award Notice, effective as of the Grant Date.

HMH HOLDINGS (DELAWARE), INC.

By:
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

GRANTEE

Name:	Linda K. Zecher

SCHEDULE I

AWARD

GRANTEE	NUMBER OF RSUs
Linda K. Zecher	55,000

EXHIBIT B

Indemnification Agreement

INDEMNIFICATION AGREEMENT

by and between

HMH HOLDINGS (DELAWARE), INC.

and

Linda K. Zecher

as Indemnitee

Dated as of September 19, 2011

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INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT, dated effective as of September 19, 2011 (this “Agreement”), by and between HMH Holdings (Delaware), Inc., a Delaware corporation (the “Company”), and Linda K. Zecher (“Indemnitee”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Article 1.

WHEREAS, the Indemnitee was appointed as an officer of the Company;

WHEREAS, in order to induce Indemnitee to serve as an officer, the Company wishes to provide for the indemnification of, and advancement of expenses to, Indemnitee to the fullest extent permitted by law;

WHEREAS, the Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees, agents and fiduciaries to expensive litigation risks at the same time as the availability and scope of coverage of liability insurance provide increasing challenges for the Company;

WHEREAS, the Company’s Certificate of Incorporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”) and the Bylaws of the Company (as the same may be amended and/or restated from time to time, the “Bylaws”) require indemnification of the officers and directors of the Company, and Indemnitee may also be entitled to indemnification pursuant to applicable provisions of the Delaware General Corporation Law (“DGCL”);

WHEREAS, the Certificate of Incorporation, the Bylaws and the DGCL provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts providing for indemnification may be entered into between the Company and members of the Board, executive officers and other key employees of the Company;

WHEREAS, this Agreement is a supplement to and in furtherance of the Certificate of Incorporation and the Bylaws and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder (regardless of, among other things, any amendment to or revocation of governing documents or any change in the composition of the Board or any Corporate Transaction); and

WHEREAS, Indemnitee will serve or continue to serve as a director, officer or key employee of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his resignation or is otherwise terminated by the Company.

NOW, THEREFORE, in consideration of the promises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement:

1.1. “Affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended (as in effect on the date hereof).

1.2. “Agreement” shall have the meaning set forth in the preamble.

1.3. “Beneficial Owner” and “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 under the Exchange Act (as in effect on the date hereof).

1.4. “Board” shall have the meaning set forth in the recitals.

1.5. “Certificate of Incorporation” shall have the meaning set forth in the recitals.

1.6. “Change in Control” shall mean, and shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(a) Acquisition of Stock by Third Party. Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding Voting Securities, unless (i) the change in the relative Beneficial Ownership of the Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors, or (ii) such acquisition was approved in advance by the Continuing Directors and such acquisition would not constitute a Change in Control under part (c) of this definition;

(b) Change in Board of Directors. Individuals who, as of the date hereof, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who were directors on the date hereof or whose election or nomination for election was previously so approved or pursuant to a Director Nomination Agreement (collectively, the “Continuing Directors”), cease for any reason to constitute at least a majority of the members of the Board;

(c) Corporate Transactions. The effective date of a reorganization, merger or consolidation of the Company (a “Corporate Transaction”), in each case, unless, following such Corporate Transaction: (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the Company resulting from such Corporate Transaction (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership of Voting Securities immediately prior to such Corporate Transaction; (ii) no Person (excluding any corporation resulting from such Corporate Transaction) is the Beneficial Owner, directly or indirectly, of 50% or more of the combined voting power of the then outstanding Voting Securities of the surviving corporation, except to the extent that such ownership existed prior to such Corporate Transaction; and (iii) at least a majority of the board of directors of the corporation resulting from such Corporate Transaction were Continuing Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction;

(d) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement or series of agreements for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than factoring the Company’s current receivables or escrows due (or, if such approval is not required, the decision by the Board to proceed with such a liquidation, sale, or disposition in one transaction or a series of related transactions); or

(e) Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) under the Exchange Act, whether or not the Company is then subject to such reporting requirement.

1.7. “Company” shall have the meaning set forth in the preamble and shall also include, in addition to the resulting corporation or other entity, any constituent corporation (including, without limitation, any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that if Indemnitee is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation or other entity as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

1.8. “Continuing Directors” shall have the meaning set forth in Section 1.6(b).

1.9. “Corporate Status” shall describe the status as such of a person who is or was a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Company or of any other Enterprise which such person is or was serving at the request of the Company.

1.10. “Delaware Court” shall mean the Court of Chancery of the State of Delaware.

1.11. “DGCL” shall have the meaning set forth in the recitals.

1.12. “Director Nomination Agreement” shall mean the director nomination agreement entered into by the Company and certain of its stockholders on March 9, 2010.

1.13. “Disinterested Director” shall mean a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

1.14. “Enterprise” shall mean the Company and any other corporation, constituent corporation (including, without limitation, any constituent of a constituent) absorbed in a consolidation or merger to which the Company (or any of its wholly owned Subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

1.15. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.16. “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or negotiating for the settlement of, responding to or objecting to a request to provide discovery in, or otherwise participating in, any Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including, without limitation, the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments, fines or penalties against Indemnitee.

1.17. “Indemnification Arrangements” shall have the meaning set forth in Section 15.2.

1.18. “Indemnitee” shall have the meaning set forth in the preamble.

1.19. “Indemnitee-Related Entities” shall mean any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any other Enterprise controlled by the Company or the insurer under and pursuant to an insurance policy of the Company or any such controlled Enterprise) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company or any other Enterprise controlled by the Company may also have an indemnification or advancement obligation.

1.20. “Independent Counsel” shall mean a law firm, or a member of a law firm, that is of outstanding reputation, experienced in matters of corporation law and neither is as of the date of selection of such firm, nor has been during the period of three years immediately preceding the date of selection of such firm, retained to represent: (a) the Company or Indemnitee in any material matter (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements); or (b) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto. For purposes of this definition, a “material matter” shall mean any matter for which billings exceeded or are expected to exceed $100,000.

1.21. “Person” shall have the meaning set forth in Sections 13(d) and 14(d) of the Exchange Act (as in effect on the date hereof); provided, however, that the term “Person” shall exclude: (a) the Company; (b) any Subsidiaries of the Company; and (c) any employee benefit plan of the Company or a Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary of the Company or of a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

1.22. “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, including, without limitation, any and all appeals, whether brought in the right of the Company or otherwise and whether of a civil (including, without limitation, intentional or unintentional tort claims), criminal, administrative or investigative nature, whether formal or informal, in which Indemnitee was, is, will or might be involved as a party or otherwise by reason of the fact that Indemnitee is or was a director or officer of the Company, by reason of any action taken by or omission by Indemnitee, or of any action or omission on Indemnitee’s part while acting as a director or officer of the Company, or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise; in each case whether or not acting or serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Agreement or Section 145 of the DGCL; including one pending on or before the date of this Agreement but excluding one initiated by Indemnitee to enforce Indemnitee’s rights under this Agreement or Section 145 of the DGCL.

1.23. “Section 409A” shall have the meaning set forth in Section 17.2.

1.24. “Subsidiary” with respect to any Person, shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

1.25. “Voting Securities” shall mean any securities of the Company (or a surviving entity as described in the definition of a “Change in Control”) that vote generally in the election of directors (or similar body).

1.26. References to “fines” shall include any excise tax or penalty assessed on Indemnitee with respect to any employee benefit plan; references to “other enterprise” shall include employee benefit plans; references to “serving at the request of the Company” shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

1.27. The phrase “to the fullest extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law” shall include, but not be limited to: (a) to the fullest extent authorized or permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL, and (b) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.

ARTICLE 2

INDEMNITY IN THIRD-PARTY PROCEEDINGS

Subject to Article 8, the Company shall indemnify, hold harmless and exonerate Indemnitee in accordance with the provisions of this Article 2 if Indemnitee is, was or is threatened to be made, a party to or a participant (as a witness or otherwise) in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Subject to Article 8, to the fullest extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law, Indemnitee shall be indemnified against all Expenses, judgments, fines, penalties and, subject to Section 10.3, amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, had no reasonable cause to believe that such conduct was unlawful.

ARTICLE 3

INDEMNITY IN PROCEEDINGS BY OR IN THE RIGHT OF THE COMPANY

Subject to Article 8, the Company shall indemnify, hold harmless and exonerate Indemnitee in accordance with the provisions of this Article 3 if Indemnitee is, was or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Subject to Article 8, to the fullest extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law, Indemnitee shall be indemnified, held harmless and exonerated against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Article 3 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged (and not subject to further appeal) by a court of competent jurisdiction to be liable to the Company, except to the extent that the Delaware Court or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

ARTICLE 4

INDEMNIFICATION FOR EXPENSES OF A PARTY WHO IS WHOLLY OR PARTLY SUCCESSFUL

Notwithstanding any other provisions of this Agreement, to the extent that Indemnitee is a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall indemnify, hold harmless and exonerate Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith. For the avoidance of doubt, if Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, then the Company shall indemnify, hold harmless and exonerate Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each resolved claim, issue or matter, whether or not Indemnitee was wholly or partly successful; provided, that Indemnitee shall only be entitled to indemnification for Expenses with respect to unsuccessful claims under this Article 4 to the extent Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, had no reasonable cause to believe that such conduct was unlawful. For purposes of this Article 4 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, or by settlement, shall be deemed to be a successful result as to such claim, issue or matter.

ARTICLE 5

INDEMNIFICATION FOR EXPENSES OF A WITNESS

Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified, held harmless and exonerated against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

ARTICLE 6

ADDITIONAL INDEMNIFICATION, HOLD HARMLESS AND EXONERATION RIGHTS

Notwithstanding any limitations in Articles 2, 3 or 4, but subject to Article 8, the Company shall indemnify, hold harmless and exonerate Indemnitee to the fullest extent not prohibited by (and not merely to the extent affirmatively permitted by) law if Indemnitee is, was or is threatened to be made, a party to or a participant in, any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines, penalties and, subject to Section 10.3, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with the Proceeding. No indemnity shall be available under this Article 6 on account of Indemnitee’s conduct that constitutes a breach of Indemnitee’s duty of loyalty to the Company or its stockholders or is an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law.

ARTICLE 7

CONTRIBUTION IN THE EVENT OF JOINT LIABILITY

7.1. To the fullest extent not prohibited by (and not merely to the extent affirmatively permitted by) law, if the indemnification rights provided for in this Agreement are unavailable to Indemnitee in whole or in part for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall pay, in the first instance, the entire amount incurred by Indemnitee, whether for judgments, liabilities, fines, penalties, amounts paid or to be paid in settlement and/or for Expenses, in connection with any Proceeding without requiring Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have at any time against Indemnitee.

7.2. The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

7.3. The Company hereby agrees to fully indemnify, hold harmless and exonerate Indemnitee from any claims for contribution which may be brought by officers, directors or employees of the Company (other than Indemnitee) who may be jointly liable with Indemnitee.

ARTICLE 8

EXCLUSIONS

8.1. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity, contribution or advancement of Expenses in connection with any claim made against Indemnitee:

(a) except as provided in Section 15.4, for which payment has actually been made to or on behalf of Indemnitee under any insurance policy of the Company or its Subsidiaries or other indemnity provision of the Company or its Subsidiaries, except with respect to any excess beyond the amount paid under any insurance policy, contract, agreement, other indemnity provision or otherwise; or

(b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act (or any similar successor statute) or similar provisions of state statutory law or common law; or

(c) in connection with any Proceeding (or any part of any Proceeding) initiated or brought voluntarily by Indemnitee, including, without limitation, any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, other than a Proceeding initiated by Indemnitee to enforce its rights under this Agreement, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) or (ii) the Company provides the indemnification payment, in its sole discretion, pursuant to the powers vested in the Company under applicable law; or

(d) for the payment of amounts required to be reimbursed to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended, or any similar successor statute; or

(e) for any payment to Indemnitee that is finally determined to be unlawful under the procedures and subject to the presumptions of this Agreement.

The exclusion in Section 8.1(c) shall not apply to counterclaims or affirmative defenses asserted by Indemnitee in an action brought against Indemnitee.

ARTICLE 9

ADVANCES OF EXPENSES; SELECTION OF LAW FIRM

9.1. Subject to Article 8, the Company shall, unless prohibited by applicable law, advance the Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding within ten business days after the receipt by the Company of a statement or statements requesting such advances, together with a reasonably detailed written explanation of the basis therefor and an itemization of legal fees and disbursements in reasonable detail, from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Indemnitee shall qualify for advances, to the fullest extent permitted by applicable law, solely upon the execution and delivery to the Company of an undertaking providing that Indemnitee undertakes to repay the advance to the extent that it is ultimately determined, by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal, that Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement. This Section 9.1 shall not apply to any claim made by Indemnitee for which an indemnification payment is excluded pursuant to Article 8.

9.2. If the Company shall be obligated under Section 9.1 hereof to pay the Expenses of any Proceeding against Indemnitee, then the Company shall be entitled to assume the defense of such Proceeding upon the delivery to Indemnitee of written notice of its election to do so. If the Company elects to assume the defense of such Proceeding, then unless the plaintiff or plaintiffs in such Proceeding include one or more Persons holding, together with his, her or its Affiliates, in the aggregate, a majority of the combined voting power of the Company’s then outstanding Voting Securities, the Company shall assume such defense using a single law firm selected by the Company representing Indemnitee and other present and former directors or officers of the Company. The retention of such law firm by the Company shall be subject to prior written approval by Indemnitee, which approval shall not be unreasonably withheld, delayed or conditioned. If the Company elects to assume the defense of such Proceeding and the plaintiff or plaintiffs in such Proceeding include one or more Persons holding, together with his, her or its Affiliates, in the aggregate, a majority of the combined voting power of the Company’s then outstanding Voting Securities, then the Company shall assume such defense using a single law firm selected by Indemnitee and any other present or former directors or officers of the Company who are parties to such Proceeding. After (x) in the case of retention of any such law firm selected by the Company, delivery of the required notice to Indemnitee, approval of such law firm by Indemnitee and the retention of such law firm by the Company, or (y) in the case of retention of any such law firm selected by Indemnitee, the completion of such retention, the Company will not be liable to Indemnitee under this Agreement for any Expenses of any other law firm incurred by Indemnitee after the date that such first law firm is retained by the Company with respect to the same Proceeding; provided, that in the case of retention of any such law firm selected by the Company (a) Indemnitee shall have the right to retain a separate law firm in any such Proceeding at Indemnitee’s sole expense; and (b) if (i) the retention of a law firm by Indemnitee has been previously authorized by the Company, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between either (1) the Company and Indemnitee or (2) Indemnitee and another present or former director or officer of the Company also represented by such law firm in the conduct of any such defense, or (iii) the Company shall not, in fact, have retained a law firm to prosecute the defense of such Proceeding within thirty days, then the reasonable Expenses of a single law firm retained by Indemnitee shall be at the expense of the Company.

ARTICLE 10

PROCEDURE FOR NOTIFICATION; DEFENSE OF CLAIM; SETTLEMENT

10.1. Indemnitee shall, as a condition precedent to Indemnitee’s right to be indemnified under this Agreement, give the Company notice in writing promptly of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement; provided, however, that a delay in giving such notice shall not deprive Indemnitee of any right to be indemnified under this Agreement unless, and then only to the extent that, such delay is materially prejudicial to the defense of such claim. The omission or delay to notify the Company will not relieve the Company from any liability for indemnification which it may have to Indemnitee otherwise than under this Agreement. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

10.2. The Company will be entitled to participate in the Proceeding at its own expense.

10.3. The Company shall have no obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any claim effected without the Company’s prior written consent, provided the Company has not breached its obligations hereunder. The Company shall not settle any claim, including, without limitation, any claim in which it takes the position that Indemnitee is not entitled to indemnification in connection with such settlement, nor shall the Company settle any claim which would impose any fine or any obligation on Indemnitee, without Indemnitee’s prior written consent. Neither the Company nor Indemnitee shall unreasonably withhold, delay or condition their consent to any proposed settlement.

ARTICLE 11

PROCEDURE UPON APPLICATION FOR INDEMNIFICATION

11.1. Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 10.1, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case: (a) if a

Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; or (b) if a Change in Control shall not have occurred, (i) by a majority vote of the Disinterested Directors (provided there is a minimum of three Disinterested Directors), even though less than a quorum of the Board, (ii) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors (provided there is a minimum of three Disinterested Directors), even though less than a quorum of the Board, or (iii) if there are less than three Disinterested Directors or, if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee, and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten business days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including, without limitation, providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination, provided, that nothing contained in this Agreement shall require Indemnitee to waive any privilege Indemnitee may have. Any costs or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

11.2. If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 11.1 hereof, the Independent Counsel shall be selected as provided in this Section 11.2. If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board, and the Company shall give written notice to Indemnitee advising Indemnitee of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within ten business days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Article 1 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within twenty days after submission by Indemnitee of a written request for indemnification pursuant to Section 10.1 hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may seek arbitration for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the arbitrator or by such other person as the arbitrator shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 11.1 hereof. Such arbitration referred to in the previous sentence shall be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and Article 13 hereof shall apply in respect of such arbitration and the Company and Indemnitee. Upon the due commencement of any judicial proceeding pursuant to Section 13.1 of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

ARTICLE 12

PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS

12.1. In making a determination with respect to entitlement to indemnification hereunder, the Person making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 10.1 of this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its Board, its Independent Counsel and its stockholders) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification or advancement of expenses is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its Board, its Independent Counsel and its stockholders) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

12.2. If the Person empowered or selected under Article 11 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within thirty days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (a) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (b) a final judicial determination that any or all such indemnification is expressly prohibited under applicable law; provided, however, that such thirty-day period may be extended for a reasonable time, not to exceed an additional fifteen days, if the Person making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.

12.3. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement (with or without court approval), conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

12.4. For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if, among other things, Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the directors or officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise, its Board, any committee of the Board or any director, or on information or records given or reports made to the Enterprise, its Board, any committee of the Board or any director, by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise, its Board, any committee of the Board or any director. The provisions of this Section 12.4 shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed or found to have met the applicable standard of conduct set forth in this Agreement. In any event, it shall be presumed that Indemnitee has at all times acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

12.5. The knowledge and/or actions, or failure to act, of any other director, officer, trustee, partner, managing member, fiduciary, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

12.6. The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

ARTICLE 13

REMEDIES OF INDEMNITEE

13.1. In the event that (a) a determination is made pursuant to Article 11 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (b) advancement of Expenses, to the fullest extent permitted by applicable law, is not timely made pursuant to Article 9 of this Agreement, (c) no determination of entitlement to indemnification shall have been made pursuant to Section 11.1 of this Agreement within thirty days after receipt by the Company of the request for indemnification and of reasonable documentation and information which Indemnitee may be called upon to provide pursuant to Section 11.1, (d) payment of indemnification is not made pursuant to Articles 4, 5, 6, or the last sentence of Section 11.1 of this Agreement within ten business days after receipt by the Company of a written request therefor, (e) a contribution payment is not made in a timely manner pursuant to Article 7 of this Agreement, or (f) payment of indemnification pursuant to Article 3 or 6 of this Agreement is not made within ten business days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication by a court of competent jurisdiction of Indemnitee’s entitlement to such indemnification, contribution or advancement of Expenses. Alternatively, Indemnitee, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Except as set forth herein, the provisions of Delaware law (without regard to its conflict of laws rules) shall apply to any such arbitration. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration. The award rendered by such arbitration will be final and binding upon the parties hereto, and final judgment on the arbitration award may be entered in any court of competent jurisdiction.

13.2. In the event that a determination shall have been made pursuant to Section 11.1 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Article 13 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Article 13, Indemnitee shall be presumed to be entitled to receive advances of Expenses under this Agreement and the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be, and the Company may not refer to or introduce into evidence any determination pursuant to Section 11.1 of this Agreement adverse to Indemnitee for any purpose. If Indemnitee commences a judicial proceeding or arbitration pursuant to this Article 13, Indemnitee shall not be required to reimburse the Company for any advances pursuant to Article 9 until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal shall have been exhausted or lapsed).

13.3. If a determination shall have been made pursuant to Section 11.1 of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Article 13, absent (a) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (b) a prohibition of such indemnification under applicable law.

13.4. The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Article 13 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

13.5. The Company shall indemnify and hold harmless Indemnitee to the fullest extent permitted by law against all Expenses and, if requested by Indemnitee, shall (within ten days after the Company’s receipt of such written request) pay to Indemnitee, to the fullest extent permitted by applicable law, such Expenses which are incurred by Indemnitee in connection with any judicial proceeding or arbitration brought by Indemnitee (a) to enforce his rights under, or to recover damages for breach of, this Agreement or any other indemnification, advancement or contribution agreement or provision of the Certificate of Incorporation, or the By-Laws now or hereafter in effect; or (b) for recovery or advances under any insurance policy maintained by any person for the benefit of Indemnitee, regardless of the outcome and whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement, contribution or insurance recovery, as the case may be (unless such judicial proceeding or arbitration was not brought by Indemnitee in good faith).

13.6. Interest shall be paid by the Company to Indemnitee at the legal rate under Delaware law for amounts which the Company indemnifies, or is obliged to indemnify, for the period commencing with the date on which Indemnitee requests indemnification, contribution, reimbursement or advancement of any Expenses and ending with the date on which such payment is made to Indemnitee by the Company.

ARTICLE 14

SECURITY

Notwithstanding anything herein to the contrary, to the extent requested by Indemnitee and approved by the Board, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of Indemnitee.

ARTICLE 15

NON-EXCLUSIVITY; SURVIVAL OF RIGHTS; INSURANCE; PRIMACY OF INDEMNIFICATION; SUBROGATION

15.1. The rights of Indemnitee as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the Company’s By-Laws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in applicable law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Certificate of Incorporation, the Company’s By-Laws or this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

15.2. The DGCL, the Certificate of Incorporation and the Company’s By-Laws permit the Company to purchase and maintain insurance or furnish similar protection or make other arrangements, including, but not limited to, providing a trust fund, letter of credit, or surety bond (“Indemnification Arrangements”) on behalf of Indemnitee against any liability asserted against Indemnitee or incurred by or on behalf of Indemnitee or in such capacity as a director, officer, employee or agent of the Company, or arising out of his status as such, whether or not the Company would have the power to indemnify Indemnitee against such liability under the provisions of this Agreement or under the DGCL, as it may then be in effect. The purchase, establishment, and maintenance of any such Indemnification Arrangement shall not in any way limit or affect the rights and obligations of the Company or of Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Indemnitee shall not in any way limit or affect the rights and obligations of the Company or the other party or parties thereto under any such Indemnification Arrangement.

15.3. To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, trustees, partners, managing members, fiduciaries, employees, or agents of the Company or of any other Enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, trustee, partner, managing member, fiduciary, employee or agent under such policy or policies. If, at the time the Company receives notice from any source of a Proceeding as to which Indemnitee is a party or a participant (as a witness or otherwise), the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

15.4. The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Indemnitee-Related Entities to advance Expenses or to provide indemnification for the same Expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of Expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law and as required by the terms of this Agreement and the Certificate of Incorporation or the Bylaws (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Indemnitee-Related Entities, and (iii) that it irrevocably waives, relinquishes and releases the Indemnitee-Related Entities from any and all claims against the Indemnitee-Related Entities for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Indemnitee-Related Entities on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall reduce or otherwise alter the rights of Indemnitee or the obligations of the Company hereunder. In the event that any of the Indemnitee-Related Entities shall make any advancement or payment on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company, the Indemnitee-Related Entity making such payment shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company, and Indemnitee shall execute all papers reasonably required and take all action reasonably necessary to secure such rights, including, without limitation, execution of such documents as are necessary to enable the Indemnitee-Related Entities to bring suit to enforce such rights. The Company and Indemnitee agree that the Indemnitee-Related Entities are express third party beneficiaries of the terms of this Section 15.4, entitled to enforce this Section 15.4 as though each of the Indemnitee-Related Entities were a party to this Agreement.

15.5. Except as provided in Section 15.4, in the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers reasonably required and take all action reasonably necessary to secure such rights, including, without limitation, execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

15.6. Except as provided in Section 15.4, the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

15.7. Except as provided in Section 15.4, the Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification payments or advancement of Expenses from such Enterprise. Notwithstanding any other provision of this Agreement to the contrary, (a) Indemnitee shall have no obligation to reduce, offset, allocate, pursue or apportion any indemnification advancement, contribution or insurance coverage among multiple parties possessing such duties to Indemnitee prior to the Company’s satisfaction and performance of all its obligations under this Agreement, and (b) the Company shall perform fully its obligations under this Agreement without regard to whether Indemnitee holds, may pursue or has pursued any indemnification, advancement, contribution or insurance coverage rights against any person or entity other than the Company.

ARTICLE 16

ENFORCEMENT AND BINDING EFFECT

16.1. The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve or continue to serve as a director, officer or key employee of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve as a director, officer or key employee of the Company.

16.2. This Agreement shall be effective as of the date set forth on the first page and may apply to acts or omissions of Indemnitee which occurred prior to such date if Indemnitee was an officer, director, employee or other agent of the Company, or was serving at the request of the Company as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, at the time such act or omission occurred.

16.3. The Company and Indemnitee agree herein that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult to prove, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking, among other things, injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which he may be entitled. The Company and Indemnitee further agree that Indemnitee shall be entitled to such specific performance and injunctive relief, including, without limitation, temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by the Court, and the Company hereby waives any such requirement of such a bond or undertaking.

ARTICLE 17

MISCELLANEOUS

17.1. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee’s assigns, heirs, executors and administrators. The Company shall require and cause any successor (whether direct or indirect successor by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

17.2. Section 409A. It is intended that any indemnification payment or advancement of Expenses made hereunder shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”) pursuant to Treasury Regulation Section 1.409A-1(b)(10). Notwithstanding the foregoing, if any indemnification payment or advancement of Expenses made hereunder shall be determined to be “nonqualified deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or advancement of Expenses during one taxable year shall not affect the amount of the indemnification payments or advancement of Expenses during any other taxable year, (ii) the indemnification payments or advancement of Expenses must be made on or before the last day of the Indemnitee’s taxable year following the year in which the expense was incurred, and (iii) the right to indemnification payments or advancement of Expenses hereunder is not subject to liquidation or exchange for another benefit.

17.3. Severability. In the event that any provision of this Agreement is determined by a court to require the Company to do or to fail to do an act which is in violation of applicable law, such provision (including, without limitation, any provision within a single Article, Section, paragraph or sentence) shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and, as so limited or modified, such provision and the balance of this Agreement shall be enforceable in accordance with their terms to the fullest extent permitted by law.

17.4. Entire Agreement. Without limiting any of the rights of Indemnitee under the Certificate of Incorporation or Bylaws as they may be amended from time to time, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

17.5. Modification, Waiver and Termination. No supplement, modification, termination, cancellation or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

17.6. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(i) If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide in writing to the Company.

(ii) If to the Company, to:

HMH Holdings (Delaware), Inc.

c/o Houghton Mifflin Harcourt Publishing Company

222 Berkeley Street

Boston, MA 02116-3764

Attention:     William Bayers

Facsimile:     617-351-1125

or to any other address as may have been furnished to Indemnitee in writing by the Company.

17.7. Applicable Law. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.

17.8. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

17.9. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

17.10. Representation by Counsel. Each of the parties has been represented by and has had an opportunity to consult legal counsel in connection with the negotiation and execution of this Agreement. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or arbitrator or any governmental authority by reason of such party having drafted or being deemed to have drafted such provision.

17.11. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.

17.12. Additional Acts. If for the validation of any of the provisions in this Agreement any act, resolution, approval or other procedure is required, the Company undertakes to cause such act, resolution, approval or other procedure to be affected or adopted in a manner that will enable the Company to fulfill its obligations under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Indemnification Agreement to be signed as of the day and year first above written.

COMPANY:

HMH HOLDINGS (DELAWARE), INC.

By:
	Name:	William F. Bayers
	Title:	EVP and General Counsel

INDEMNITEE:

By:
	Name:	Linda K. Zecher

Address:

[Signature page to Indemnification Agreement]

EXHIBIT C

Confidentiality Agreements

1

CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT

In consideration of the Employment Agreement between me and HMH Holdings (Delaware), Inc. (the “Company”) effective August 1, 2013, and my receipt of the compensation and benefits described therein and after the date hereof, I acknowledge and agree to adhere to the terms of this Confidentiality and Intellectual Property Agreement (“Agreement”), which are described below:

1. I will not at any time during or after my employment with the Company utilize any “Confidential Information” for my own benefit or directly or indirectly disclose, or take any action that may result in the disclosure of, any “Confidential Information” to any third party or to any employee of the Company not also having access to such information. “Confidential Information” as used in this Agreement includes all trade secrets and confidential and proprietary information of the Company, including all (a) Financial Information, such as the Company’s earnings, assets, debts, prices, pricing structure, volume of purchases, business plans, sales or other financial data, services and operations; (b) Marketing Information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, sales forecasts, test market information or results of marketing efforts or information about impending transactions; (c) Personnel Information, such as an employee’s personally identifiable information, medical history or other information of a personal nature about another employee that that person would reasonably consider to be private; (d) Customer Information, such as any compilation of past, existing or prospective customer’s names, addresses or backgrounds, records of purchases ad prices, proposals or agreements between customers and the Company, status of customer’s accounts or credit or related information about actual or prospective customers; (e) Product Information, such as product designs, patterns, devices, plans for new products, line extensions, manufacturing and distribution processes and related information; and (f) Other Information that the Company maintains as confidential and uses to conduct its business or gain competitive advantage. “Confidential Information” does not include information that lawfully is or has become generally known to the public other than through my breach of this Agreement. As used herein, “Company” includes its subsidiaries, affiliates and related entities.

2. Except as authorized in advance by the Company in furtherance of my employment, I will not remove from the Company’s premises any Property of the Company, including without limitation any documents or things containing any Confidential Information (collectively, “Property”). Upon the Company’s demand or the termination of my employment by the Company for any or no reason, whichever is earlier, I will immediately return to the Company all Property in my possession, custody, or control.

3. (a) I agree to assign and hereby do irrevocably and unconditionally assign to the Company or its designee, my entire right, title and interest throughout the world in and to all Inventions (as defined below) that I may, either solely or jointly with others, create, make, discover, conceive or reduce to practice during the term of my employment with the Company that (i) relate to the business or actual or demonstrably anticipated research or development of the Company, (ii) were developed using any of the equipment, supplies or facilities of the Company or any Confidential Information, or (iii) resulted from any work I performed for the Company, whether or not performed during business hours (individually and collectively, “Works”). The Company owns the sole and exclusive right, title and interest in and to any and all Works. The Company’s right, title and interest in and to the Works includes without limitation the sole and exclusive right to secure and own copyrights and maintain renewals throughout the world, and the right to modify and create derivative works of or from the Works without any payment of any kind to me. I agree that the Works shall be “work made for hire” as that term is defined in the copyright laws of the United States, and not works of joint ownership. To the extent that any of the Works is determined not to constitute work made for hire, or if any rights in any of the Works do not accrue to the Company as a work made for hire, my signature on this Agreement constitutes the assignment thereof (without any further consideration) to the Company pursuant to the first sentence of this Section 3(a).

(b) I will provide any assistance reasonably requested by the Company to obtain United States and foreign patents and copyright registrations covering or relating to the Works. I will execute any transfers of ownership of patents, inventions disclosed in patent applications, assignments of copyrights and copyright applications or other proprietary rights transferred or assigned hereunder (including assignments intended for recording with the U.S. Copyright Office, the U.S. Patent and Trademark Office, or any other organization). I understand that my obligations under this Section 3(b) shall survive any termination of this Agreement or of my employment by the Company, provided that the Company will compensate me at the rate of $75/hour for time actually spent performing such obligations at the Company’s request after any such termination. If the Company is unable for any reason whatsoever, including my mental or physical incapacity, to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations or on any document transferring or assigning any patent, copyright or other proprietary right that I am obligated hereunder to transfer or assign, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and on my behalf and in my stead to execute and file any such applications and documents and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations or transfers or assignments thereof or of any other proprietary rights with the same legal force and effect as if executed by me. This appointment is coupled with an interest in and to the Works to which any proprietary rights may apply and shall survive my death or disability.

(c) As used in this Agreement, “Inventions” means: (i) any new or useful invention, concept, art, discovery, design, development, contribution, finding or improvement, whether or not patentable or registrable under copyright or similar laws; (ii) any and all copyrightable works, in any medium of expression; (iii) any and all trade names, service marks and trademarks, including all goodwill associated therewith; (iv) any and all patentable works, including any patents, divisions, continuations, continuations in part, applications, utility applications, provisional applications, substitute applications, reexaminations, reissues and extensions; (v) any and all software (including both object and source code), works of authorship, utility models, topography rights, database rights, methods, processes, manufacturing techniques and trade secrets; (vi) any other intellectual property or proprietary rights anywhere in the world; (vii) any and all related know-how and rights to obtain, register, perfect and enforce any right or interest in any of (i) through (vi); and (viii) the right to sue for past infringement in connection with any right or interest in any of (i) through (vii).

4. Notwithstanding the provisions of Section 3, I do not assign or agree to assign any Inventions made by me prior to my employment with the Company without the use of any Confidential Information, which Inventions, if any, are identified on Exhibit A to this Agreement (the “Separate Works”). I represent and warrant that I have no rights in any Inventions other than the Inventions specified on Exhibit A. If I do not list any Inventions on Exhibit A, then I acknowledge that none exist.

5. I acknowledge and agree that this Agreement is not intended to be and shall not be construed as an express or implicit contract for employment or to provide services for a specific period of time and that, unless so stated clearly in writing by a senior executive authorized by the CEO, my employment with the Company is “at-will.”

6. I acknowledge and understand that any breach by me of any of the foregoing provisions of this Agreement will cause the Company to suffer irreparable harm for which damages are an inadequate remedy and are difficult to calculate. Accordingly, I agree that the Company will be entitled, without limiting any other available legal or equitable remedies, to injunctive relief (without the need to post any bond or other security) to enforce the terms of the foregoing provisions and to prevent any breach or threatened breach of any of the same. I further agree to reimburse the Company for any costs and expenses (including but not limited to reasonable attorneys’ fees and court costs) incurred by any of them in enforcing this Agreement.

7. This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts or choice of law rules.

8. This Agreement may not be amended except by written agreement executed by both me and the Company. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or of any breach of any other provision. If for any reason any provision of this Agreement shall be deemed by a court of competent jurisdiction to be legally invalid or unenforceable, such provision shall be ineffective only to the extent of such invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9. This Agreement is enforceable by the Company and may be assigned or transferred by the Company. I may not assign any of my rights or obligations under this Agreement.

10. This Agreement embodies the entire agreement and understanding between the Company and me with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between us regarding these matters. The provisions of this Agreement shall survive any termination of my employment by the Company for any reason.

I acknowledge by signing below that I have read and understand the terms of this Agreement and intend to be bound thereby:

Linda Zecher

Date:

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EXHIBIT A

“Separate Works”

If none, write “none.”

Initial:

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NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY AGREEMENT

In consideration of the Employment Agreement between me and HMH Holdings (Delaware), Inc. (the “Company”) effective August 1, 2013, and my receipt of the compensation and benefits described therein and after the date hereof, I acknowledge and agree to adhere to the terms of this Non-Competition, Non-Solicitation and Confidentiality Agreement (“Agreement”), which are described below:

1. Covenants. I acknowledge that I have received, and will continue to receive from the Company, detailed and unique access to broad-based confidential and proprietary information about the Company, its products, innovations, business plans and strategies, competitive position, talent, vendor and supplier relationships, and among other sensitive information, its business risks and opportunities. I also acknowledge that the Company’s business activities are national and international in scope, and not confined to any particular geographic area of the country or world. In order to protect such confidential and proprietary information and preserve the goodwill of the Company, during my employment and for a period of one (1) year thereafter (the “Restricted Period”), (i) I shall not, within any jurisdiction or marketing area in which the Company or any of its affiliates is doing business, directly or indirectly, own, manage, operate, control, consult with, be employed by or participate in the ownership, management, operation or control of any business of the type and character engaged in or competitive with that conducted by the Company or any of its affiliates and with which I have been concerned, interested or involved during my employment, or with respect to which I possess Confidential Information (as defined below); (ii) I shall not, directly or indirectly, employ, solicit, induce or attempt to induce for employment or otherwise contract for the services of any employee or consultant of the Company or any of its affiliates at the time of this Agreement or who shall subsequently become an employee of the Company or any such affiliate, or in any way interfere with the relationship between the Company and any employee or consultant thereof; provided, however, this subparagraph (ii) shall not apply to my personal secretary at the time of termination; and (iii) I will not solicit, induce or attempt to induce, any person who is, or was at any time within the twelve months prior to the termination of my employment, a customer of the business conducted by the Company or any of its affiliates, or interfere in any way with the business relationship between the Company and any of its investors, customers, suppliers, licensees, licensors or other business relations of the Company. During the Restricted Period, I shall give notice to the Company of each new business activity I plan to undertake, at least fifteen (15) days prior to beginning in such activity. Such notice shall state the name and address of the person or entity for whom such activity is undertaken and the nature of my business relationship(s) and position(s) with such person or entity. I shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request to determine my continued compliance with my obligations under this Agreement.

2. Confidential Information. I acknowledged that the Company has a legitimate and continuing proprietary interest in the protection of its confidential information and that it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information. During my employment, and at all times thereafter, I shall not shall not, except with the written consent of the Company or in connection with carrying out my duties or responsibilities for the Company, furnish or make accessible to any third party or use for my own benefit any trade secrets or Confidential Information, whether maintained in digital form or hardcopy. “Confidential Information” as used in this Agreement includes all trade secrets and confidential and proprietary information of the Company or any of its affiliates, including, without limitation, all (a) Financial Information, such as the Company’s or any of its affiliates’ earnings, assets, debts, prices, pricing structure, volume of purchases, business plans, sales or other financial data, services and operations; (b) Marketing Information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company or any of its affiliates, sales forecasts, test market information or results of marketing efforts or information about impending transactions; (c) Personnel Information, such as employee’s personally identifiable information, medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance, or other employee information; (d) Customer Information, such as any compilation of past, existing or prospective customer’s names, addresses or backgrounds, records of purchases ad prices, proposals or agreements between customers and the Company or any of its affiliates, status of customer’s accounts or credit or related information about actual or prospective customers; (e) Product Information, such as product designs, patterns, devices, plans for new products, line extensions, manufacturing and distribution processes and related information; and (f) Other Information that the Company or any of its affiliates maintains as confidential and uses to conduct its business or gain competitive advantage. “Confidential Information” does not include information that lawfully is or has become generally known to the public other than through my breach of my obligations to the Company or any of its affiliates.

3. Property of the Company. I acknowledge and agree that “Company Property” shall mean all property and resources of the Company, including, without limitation, Confidential Information, memoranda, notes, lists, records and other documents or papers (and all copies thereof), the Company’s products, computer systems and all software, e-mail, web pages and databases, telephone and facsimile services, and all other administrative and/or support services provided by the Company. I further agree that Company Property shall include any information regarding processes, data, methods, inventions, developments, and improvements that I conceive, originate, develop, or create, solely or jointly with others, during or as a result of my employment with the Company, and whether or not any of the foregoing also may be included within “Confidential Information” as defined under this Agreement. Such Company Property shall be delivered to the Company promptly upon the termination of my employment with the Company for any reason or at any other time upon the Company’s request.

4. Reasonableness. I understand that the provisions and restrictions herein are not limited in time to the duration of my employment with the Company and rather survive my employment, irrespective of the reason for my termination. I recognize, understand, and agree that broad scope of the restrictive covenants contained herein are appropriate and justified based on the information about the Company to which I have had, and will have, access and the scope of my role with the Company. I further acknowledge and agree that, under the circumstances, the restrictions contained herein are reasonable in time, scope, and geography, are no broader than necessary to protect the legitimate business interests of the Company, that I am receiving adequate consideration for my agreement to the restrictive covenants, and that none of the restrictions contained herein place an unreasonable limitation on my ability to earn a living.

5. Blue Pencil/Judicial Modification. The Company and I further acknowledge that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. In the event that the covenants in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

6. Non-Disparagement. I agree that, during my employment and at any time thereafter (including following my termination of employment for any reason), I will not make or publish negative or disparaging statements, directly or indirectly, in writing, orally, or otherwise, that in any way relate to the Company or any of its affiliates or their respective officers, directors, employees, or advisors; or their respective businesses or reputations. I agree and acknowledge that I will not publicly comment upon or discuss the Company with any media source, including but not limited to any reporters, television, radio, movie, theatrical, internet web blog or web site, national or local newspaper, magazine, or any other news organization, news outlet, or publication. I further agree not to publish, or draft for publication, any written material whatsoever related to the Company, except as specifically authorized, in writing, by an authorized representative of the Company.

7. Enforcement. I acknowledge that a breach of the covenants contained in this Agreement may cause irreparable damage to the Company and its affiliates, the exact amount of which will be difficult to ascertain and that the remedies at law for any such breach will be inadequate. Accordingly, I agree that if

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I breach any of the covenants contained in this Agreement, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief and shall be entitled to recover its fees and expenses it may incur in any action it may bring if I breach this agreement. In any proceeding for an injunction and upon any motion for a temporary or permanent injunction, the Company’s right to receive monetary damages shall not be a bar or interposed as a defense to the granting of such injunction. In addition, the breach of any of the covenants contained in this Agreement shall entitle the Company to permanently withhold any severance pay for which I may be eligible. The Company shall provide me with at least five days prior written notice before withholding of any payment provided for in the immediately preceding sentence. For purposes of determining whether to permanently withhold payments from me pursuant to this section, the Board shall determine what constitutes a competing business, provided that my ownership of securities of two percent (2%) or less of any publicly traded class of securities of a public company shall not be considered to be competition with the Company or any of its affiliates.

8. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws principles.

9. Assignment. This Agreement is enforceable by the Company and may be assigned or transferred by the Company. I may not assign any of my rights or obligations under this Agreement.

10. Amendment; Waiver. This Agreement may not be amended except by written agreement executed by both me and an authorized representative of the Company. No waiver by either party hereto of any of the requirements imposed by this Agreement on, or any breach of any condition or provision of this Agreement to be performed by, the other party shall be deemed a waiver of a similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Any such waiver shall be express and in writing, and there shall be no waiver by conduct.

11. Entire Agreement. This Agreement, together with the Confidentiality and IP Agreement entered into by me (the “CIPA”), embodies the entire agreement and understanding between the Company and me with regard to non-competition, non-solicitation, confidential information, company property, and non-disparagement, and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between us regarding these matters. The provisions of the CIPA shall control in the event of any conflict between the provisions of this Agreement and the CIPA with respect to confidential information and/or intellectual property of the Company.

I acknowledge by signing below that I have read and understand the terms of this Agreement and intend to be bound thereby:

Date:
Linda K. Zecher

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EXHIBIT D

Confidential Separation Agreement and General Release

1

CONFIDENTIAL WAIVER AND GENERAL RELEASE OF CLAIMS

This Confidential Waiver and General Release of Claims (the “Agreement”) sets forth the terms of Linda K. Zecher’s (“Executive”) separation from HMH Holdings (Delaware), Inc. and any of its subsidiaries or affiliates (collectively, the “Company”). Executive is entitled to the benefits described herein only if she executes and complies with the terms of this Agreement.

1. Separation Benefits. Pursuant to Section 4.1(b) [and Section 4.4] of the Employment Agreement between Executive and the Company entered into effective August 1, 2013 (the “Employment Agreement”), subject to the terms of this Agreement and provided that Executive signs and returns this Agreement to the Company within [21/45] days of her receipt thereof, complies with its terms, and does not revoke the Agreement in accordance with Paragraph 5 below, the Company will provide Executive with the separation benefits described in Section 4.1(b) [as modified by Section 4.4] of the Employment Agreement (“Separation Benefits”). Executive acknowledges and agrees that she would not otherwise be entitled to the Separation Benefits if she does not sign, and not revoke, this Agreement. [Note: Text in brackets to be included if benefits are due under the CIC Severance Plan]

2. Release of Claims. In consideration of the Company’s agreement to provide the Executive with the Severance Benefits, Executive acknowledges and agrees to the following:

(a) Executive, and anyone claiming through Executive or on her behalf, waives the right to assert and further agrees to release and discharge the Company and the other Released Parties (as defined below) with respect to any and all Claims (as defined below), whether currently known or unknown, that Executive now has, has ever had, or may ever have against the Company and any of the other Released Parties arising from or related to any fact, agreement, act, omission, or thing occurring or existing at any time prior to or on the date on which Executive signs this Agreement. Without limiting the foregoing, the Claims released by Executive hereunder include, but are not limited to:

(i) all Claims for any severance benefit which but for this Agreement might have been due the Executive under any previous agreement executed by and between the Company or any of the other Released Parties and the Executive or any other severance plan, including but without limitation the Houghton Mifflin Harcourt Severance Plan), effective as of March 16, 2009 (the “Basic Severance Plan”, [and the HMH Holdings (Delaware), Inc. Change in Control Severance Plan (the CIC Severance Plan”)], as they may be amended from time to time, or any successors thereto; [Note: Text in brackets to be included if benefits are not being paid pursuant to the CIC Severance Plan]

(ii) all Claims for or related in any way to Executive’s employment or termination of employment with, or her serving in any capacity in respect of, the Company including without limitation all claims for salary, wages, bonus, incentive pay, employee benefits or any other terms and conditions of employment, compensation or other benefit;

(iii) all Claims that were or could have been asserted by Executive or on Executive’s behalf: (A) in any federal, state, or local court, commission, agency or any other dispute resolution forum; (B) under any common law theory; or (C) under any contract (whether oral or written, express or implied), tort, federal, state, or local law, statute, regulation, ordinance, constitutional provision, administrative code, public policy, rule or executive order;

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and

(iv) all Claims that were or could have been asserted by Executive or on Executive’s behalf arising under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Civil Rights Act of 1866; the Americans with Disabilities Act; the Genetic Information Nondiscrimination Act; the Equal Pay Act of 1963; the Rehabilitation Act of 1973; the National Labor Relations Act; the Employee Retirement Income Security Act; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Uniformed Services Employment & Reemployment Rights Act; the Sarbanes-Oxley Act of 2002; the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B, § 1 et seq.; the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I; the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C; the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq.; the Massachusetts Payment of Wages Act, M.G.L. c. 149, §§ 148 et seq.; the Massachusetts Privacy Act, M.G.L. c. 214, § 1B; and the Massachusetts Maternity Leave Act , M.G.L. c. 149, § 105(d), and all other federal, state and local laws, statutes, regulations or ordinances, including any “whistleblower” law, statute, regulation or ordinance, prohibiting discrimination or pertaining to employment.

(b) Notwithstanding the foregoing terms, Executive does not waive or release (i) any claim under the Indemnification Agreement between Executive and the Company dated September 19, 2011 (“Indemnification Agreement”); (ii) any right or claim that may not legally be waived; (iii) any claim for coverage under the Company’s directors and officers liability insurance policy in accordance with the terms of such policy; (iv) any claim relating to Executive’s rights as a shareholder; (v) rights to severance benefits under Section 4.1 [insert applicable reference] of the Employment Agreement; or (vi) Executive’s rights to “Accrued Amounts” (as defined in the Employment Agreement) and any accrued, vested benefit under any equity award agreement or Company employee benefit plan and program, except as herein provided at Paragraph 2(a)(i) with respect to the Basic Severance Plan [and the CIC Severance Plan].

(c) The term “Released Parties” as used in this Agreement means: (i) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); (ii) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, managers and attorneys of each entity listed in subpart (i) above; and (iii) the predecessors, successors, and assigns of each entity listed in subparts (i) and (ii) above.

(d) The terms “Claim” and “Claims” as used in this Paragraph 2 are intended to be as broad as the law allows and mean any and all charges, complaints, and other forms of action against any of the Released Parties, seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, liquidated damages, treble damages, consequential damages, attorneys’ fees, and any other costs) against any of the Released Parties.

(e) This Release does not prohibit Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or any state or local human rights agency. Nor does this Agreement prevent Executive from participating in

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any investigation or proceeding conducted by the EEOC or any state or local agency. However, the Agreement does preclude the recovery of monetary damages, including attorney’s fees and costs, against the Released Parties for any charge or claim of discrimination and Executive hereby waives any right to any relief, including the right to damages, attorney’s fees and costs in connection with any charge or claim for discrimination.

3. Employee’s Representations. Executive represents and warrants that: (a) Executive has not filed any complaint, charge or claim or initiated any other legal proceedings against any of the Released Parties; (b) no such proceedings have been initiated against any of the Released Parties on Executive’s behalf; (c) Executive is the sole owner of the claims that are released in Paragraph 2 above; (d) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (e) Executive has the full right and power to grant, execute, and deliver the releases, waivers, undertakings, and agreements contained in this Agreement. Further, except as specifically provided in this Paragraph and Paragraphs 2(b) and 2(e) above, Executive understands that by entering into this Agreement, she will be limiting the availability of any remedies that she may have against the Company and also limiting her ability to pursue any claims against the Released Parties.

4. Confidentiality and Restrictive Covenants. Executive acknowledges and agrees to the following:

(a) The terms of the Confidentiality and Intellectual Property Agreement and the Non-Competition, Non-Solicitation and Confidentiality Agreement, attached as Exhibit C to the Employment Agreement, are incorporated herein and shall survive the signing of this Agreement and Executive hereby reaffirms her obligations to abide fully by the provisions of such agreements. Notwithstanding the terms of Paragraph 1 or Section 4(b) of the Employment Agreement, none of the Separation Benefits will be paid to Executive until she has returned all Company property, paid any and all personal charges charged to her Company-issued credit card or any other Company account, and repaid any and all cash advances or other advances provided to her by the Company.

(b) Except as required by law, Executive shall not disclose the existence or terms of this Agreement to any third parties with the exception of her financial advisor(s), attorney(s), and immediate family member(s), provided that each such person shall be bound by this confidentiality provision and Executive shall ensure such confidentiality. Executive will give the Company immediate notice and a copy of any subpoena or other legal requirement that would require Executive to make any otherwise prohibited disclosure, prior to making any such disclosure to the extent practicable. Notwithstanding the foregoing, nothing in this Paragraph shall prevent Executive from participating in an investigation by a federal, state or local governmental agency.

(c) Executive acknowledges and agrees that the requirements of this Paragraph 4 are among the material inducements for the Company to enter into this Agreement. A breach of any provision in this Paragraph 4, including of the agreements incorporated by reference herein, shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to (i) recover any of the Separation Benefits paid to Executive and (ii) stop providing Executive with any additional Separation Benefits.

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5. ADEA Waiver Information/Revocation Period/Effective Date. It is the Company’s intent to make certain that Executive fully understands the provisions and effects of this Agreement, including Executive’s waiver and release of claims. By signing this Agreement Executive acknowledges that she knowingly and voluntarily entered into this Agreement with the purpose of waiving any rights and releasing any claims under the Age Discrimination in Employment Act of 1967 (the “ADEA”). Specifically, Executive acknowledges and agrees that:

(i)	This Agreement is worded in an understandable way;

(ii)	Executive waives any rights and releases all claims arising under the ADEA;

(iii)	Executive does not waive claims under the ADEA that may arise after the date Executive signs this Agreement;

(iv)	The consideration given by the Company for the waiver of Executive’s rights and release of claims is in addition to anything of value to which Executive is already entitled;
(v)	Executive is being advised by this writing to consult with an attorney prior to executing this Agreement;

(vi)	Executive has [21/45] days to consider this Agreement (although Executive may voluntarily choose to sign this Agreement earlier);

(vii)	Any changes made to this Agreement, whether material or immaterial, will not restart the running of this [21/45] day period;

(viii)	Executive may revoke this waiver of rights and release of any ADEA (age discrimination) claims covered by this Agreement within 7 days of the date Executive signs this Agreement by providing a signed, written notice of the decision to revoke to the Chief Human Resources Officer at the Company; and

(ix)	This Agreement will not be effective until the date upon which the revocation period has expired without Executive’s revocation, which will be the eighth calendar day after the date Executive signs this Agreement.

6. Entire Agreement/Waiver/Choice of Law/Jury Waiver.

(a) Executive acknowledges and agrees that, with the exception of any obligations or benefits that may survive under Section 6 of the Employment Agreement; the Indemnification Agreement; and the Non-Competition, Non-Solicitation and Confidentiality Agreement and the Confidentiality and Intellectual Property Agreement incorporated in Paragraph 4(a) above, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between Executive and the Company, and sets forth the entire agreement between Executive and the Company. No variations or modifications of this Agreement shall be deemed valid unless reduced to writing and signed by Executive and the Company.

(b) The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future.

(c) This Agreement shall be deemed to have been negotiated and made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles.

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(d) Executive agrees that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and further acknowledges that venue for such actions shall lie exclusively in Massachusetts. Executive also agrees that a court in Massachusetts will have personal jurisdiction over Executive and Executive waives any right to raise a defense of lack of personal jurisdiction by such a court.

(e) Both parties hereby waive and renounce in advance any right to a trial by jury in connection with any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach.

(f) If any provision of this Agreement is held to be unenforceable, such provision shall be considered to be distinct and severable from the other provisions of this Agreement, and such unenforceability shall not affect the validity and enforceability of the remaining provisions so long as the essential purpose of the Agreement is fulfilled. If any provision of this Agreement is held to be unenforceable as written but may be made enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law.

(g) Section headings in this Agreement are used for convenience or reference only and shall not affect the meaning of any provision of this Agreement.

7. Voluntary Agreement. By executing this Agreement, Executive acknowledges that she has been afforded sufficient time to understand the terms and effects of this Agreement, that Executive’s agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE TERMS OF THIS AGREEMENT AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND BY THEM:

LINDA K. ZECHER	HMH HOLDINGS (DELAWARE), INC.

By:

Date:	Title:

Date:

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